EXHIBIT 99.1
NEWS RELEASE

For Release:   For Immediate Release
Contact:   Ray Singleton  (303) 296-3076

Basic Earth Science Systems, Inc. Adopts Stockholder Rights Plan

DENVER, Feb. 4 /PRNewswire-FirstCall/ -- Basic Earth Science Systems, Inc. (Basic) (OTC Bulletin Board: BSIC - News). Today the Board of Directors of Basic Earth Science Systems, Inc., (the "Company") announced the adoption of a stockholder rights plan (the "Rights Plan") and declared a dividend distribution of one preferred share purchase right (a "Right") on each outstanding share of the Company's common stock.

Richard Rogers and Monroe W. Robertson, Independent Directors of the Board of Directors of the Company, stated: "The Rights Plan is being adopted in light of the general volatility in the stock markets, the uncertainty in reserve valuations created by the recent collapse in oil commodity prices and in response to the filing by Fieldpoint Petroleum Corporation of a Registration Statement on Form S-4 to register a potential exchange offer for shares of the Company's common stock. The Rights are intended to enable all of the Company's stockholders to realize the long-term value of their investment in the Company. More importantly, the Rights are designed to assure that all of the Company's stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against coercive or inadequate offers to gain control of the Company or its assets. It is important to note that the Rights will not prevent a takeover but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover."

The Rights will be exercisable only if a person or group acquires 15% or more of the Company's outstanding shares of common stock or commences a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of the outstanding shares of common stock. Each Right will entitle stockholders to buy one one-thousandth of a share of a new series of preferred stock at an exercise price of $ 5.00.

Subject to certain exceptions, if a person or group acquires 15% or more of the Company's outstanding shares of common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of the Company's shares of common stock having a market value of twice such price. In addition, if the Company is acquired in a merger or other business combination transaction after a person has acquired 15% or more of the Company's outstanding shares of common stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price. The acquiring person will not be entitled to exercise these rights.

Prior to the acquisition by a person or group of beneficial ownership of 15% or more of the Company's outstanding shares of common stock, the Rights are redeemable for $0.001 per Right at the option of the Board of Directors of the Company.

The dividend distribution will be made on February 17, 2009, payable to stockholders of record on that date and is not taxable to stockholders. The Rights will expire on February 4, 2019. The full text of the Rights Plan will be filed with the Securities and Exchange Commission (the "SEC") on a Current Report on Form 8-K.

If the Fieldpoint Petroleum Corporation exchange offer is commenced, the Company will prepare a recommendation statement with respect to the offer pursuant to Rule 14e-2 of the Securities Exchange Act of 1934, as amended. The Company's stockholders are advised to read such recommendation statement when it becomes available, because it will contain important information. Copies of the recommendation statement and other documents filed by the Company will be available free of charge on the SEC's website at www.sec.gov.

Founded in 1969, the Company is an oil and gas exploration and production company with primary operations in select areas of the Williston basin, the Denver-Julesburg basin in Colorado, the southern portions of Texas, and along the on-shore portions of the Gulf Coast. The Company is traded on the "over-the-counter bulletin board" under the symbol BSIC. The Company's web site is at www.basicearth.net where additional information about the Company can be accessed.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "should," "may," "will," "anticipate," "estimate," "intend" or "continue," or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that the Company intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the Company's SEC reports, particularly the Company's Quarterly Report on Form 10-Q for the quarters ended June 30 and September 30, 2008, in addition to the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2008, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.